Exhibit 10.34

GLOBALOPTIONS GROUP, INC. LETTERHEAD

DRAFT

CONFIDENTIAL

October 17, 2006

Thomas Ondeck, President

GlobalOptions, Inc.

1615 L Street, N.W.

Suite 300

Washington, D.C. 20036

Re:	Employment Agreement dated January 24, 2002 (the “Agreement”)

Dear Tom:

This letter is to amend the Agreement between GlobalOptions, Inc. (“Global”) and you, effective as of the above date, and to extend the term of the Agreement between you and Global, through January 31, 2010.

For the purposes of that period of time beginning from the date hereof and continuing through January 31, 2010 or earlier termination of the Agreement, Sections 1, 3.1, and 5.4 of the Agreement are hereby deleted in their entirety and the following new Sections 1, 3.1 and 5.4 are substituted in lieu thereof:

1. Term of Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts the continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof and ending upon January 31, 2010, unless otherwise terminated pursuant to the terms hereof. The term shall automatically extend for an additional one year period on the first day of the final year of the term, or any extension thereof, as the case may be, on the same terms and conditions as set forth herein, unless either the Company or the Employee gives written notice to the other within 60 days before the first day of the final year that the term shall not automatically be extended; provided, however, that the Company and Employee may amend this Employment Agreement during such 60 day period to provide for such additional or modified terms and conditions as they shall mutually agree in writing.

3.1 (a) Effective on the date hereof, the Company shall pay the Employee, a base salary of $300,000, per annum (“Base Salary”). The Employee shall be eligible for a bonus based upon mutually agreed to goals, established by the compensation committee formed by the Board of Directors of GlobalOptions Group, Inc. (the “Compensation Committee”). With respect to increases in the Base Salary will be based on the Company’s performance as well as Employee’s contribution to that performance, and shall be determined by the Compensation Committee.

Thomas Ondeck, President

October 17, 2006

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(b) With respect to each calendar year, beginning January 2007, in which Employee provides services to the Company pursuant to this Agreement, Employee shall be eligible to earn a bonus of up to a maximum of one hundred percent (100%) of the Employee’s Base Salary, the actual amount of which, if any, shall be based on the performance of Employee and the Company, all in relation to specific goals mutually established annually by the Employee and the Company. The Employee acknowledges that a bonus under this Section will not be awarded for the year ended December 31, 2006. All bonuses set out in this Section shall be payable in accordance with Company policy, which is based upon annual review, unless mutually agreed to by the Employee and Company.

(c) The Employee will be awarded a one time payment upon the execution of this Agreement in the amount of Fifty Thousand dollars ($50,000).

5.4 Termination by the Company without Cause. If the Employee’s Employment is terminated at the election of the Company pursuant to Section 4.4, the Company shall pay to the Employee as severance pay, in accordance with the Company’s payroll practices, his then current Base Salary and medical and dental medical insurance, long term disability and Key Man Policy at the Company’s expense for a period equal to the shorter of (i) twelve (12) months, or (ii) the remainder of the employment term under this Agreement. Employee will not be required to mitigate the amount of any payment provided in this Section 5.4 by seeking other employment or otherwise. If the Employee is subsequently employed by another employer, the Employee shall continue to be entitled to the Base Salary payable to Employee pursuant to this Section 5.4 but shall no longer be entitled to receive from the Company any other benefits provided for pursuant to this Section 5.4.

Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. This amendment shall be governed and construed under the laws of the District of Columbia.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Thomas Ondeck, President

October 17, 2006

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Sincerely,

/s/ Harvey Schiller
Harvey Schiller, Chairman and CEO

Agreed to:

/s/ Thomas Ondeck
Thomas Ondeck

Date: